Robert F. Beard Elected to the Capstone Green Energy Board of Directors Following 2025 Annual Meeting of Stockholders

LOS ANGELES, CA / BUSINESS WIRE / August 14, 2025 – Capstone Green Energy Holdings, Inc. (the "Company” or “Capstone”) (OTCID: CGEH) and Capstone Green Energy, LLC., today announced the election of Robert F. Beard to the Company’s Board of Directors, effective August 12, 2025 following the conclusion of the Company’s 2025 Virtual Annual Meeting of the Stockholders, held earlier in the day. Mr. Beard will serve as a Class I Director and as a member of the Audit Committee and Compensation and Human Capital Committee. Following the appointment of Mr. Beard, the Board will be comprised of eight members.

“Bob brings a wealth of experience and a strong track record of driving growth, operational excellence, and strategic transformation across the energy industry,” said Bob Flexon, Chairman of the Board of Directors of Capstone. “His leadership experience in the energy industry has earned him wide respect, and I’m confident he will make a meaningful contribution to Capstone’s Board. We’re pleased to welcome him and look forward to the insights he’ll bring to support Capstone’s continued success.”

Mr. Beard is a seasoned board leader and former chief executive with more than 35 years of experience driving operational strategy, meaningful P&L growth, and business transformation for both public and private companies in the energy industry. He currently serves on the Board of Directors for Black Hills Corporation and previously held board positions with UGI Utilities and the American Gas Association. Mr. Beard brings deep expertise in strategic planning, capital budgeting, M&A, and executive compensation, along with a strong track record of aligning business operations with long-term growth goals.

Most recently, Mr. Beard served as Chief Operating Officer of UGI Corporation and Chief Executive Officer of UGI Utilities, where he led a major organizational transformation to improve customer satisfaction and operational performance under UGI’s “One Company” vision. During his tenure, he executed multi-billion dollar capital investments, directed the $1.3 billion acquisition of a midstream company, and championed renewable energy and ESG initiatives to support a more sustainable future.

In addition to his executive and board roles, Mr. Beard is actively engaged in the energy industry and local community, serving on advisory boards for Advanced Cooling Technologies and is also the Chair of the Finance and Investment Committee of the Pennsylvania State University Board of Trustees, as well as on the Board of Trustees for Pennsylvania State University. He holds a Master of Management and a Bachelor of Science in Petroleum and Natural Gas Engineering from Pennsylvania State University and is a Licensed Professional Engineer in Pennsylvania.

“Capstone’s mission to deliver innovative, clean energy solutions strongly aligns with the values and priorities I’ve championed throughout my career,” said Robert Beard, Capstone’s newest Board Member. “I’m excited to bring my experience in operational strategy, business transformation, and renewable energy to help guide the company through its next phase of growth and look forward to contributing to Capstone’s continued success.”

About Capstone Green Energy

For nearly four decades, Capstone Green Energy has been a leader in clean technology, pioneering the use of microturbines to revolutionize how businesses manage their energy needs sustainably. In collaboration with our global network of dedicated distributors, we have shipped over 10,600 units to 88 countries, helping customers significantly reduce their carbon footprints through high-efficiency, on-site energy systems and microgrid solutions.

Our commitment to a cleaner, more resilient energy future remains steadfast. Today, we offer a comprehensive range of microturbine products, from 65kW systems to multi-megawatt solutions, tailored to meet the specific needs of commercial, industrial, and utility-scale customers. In addition to our core microturbine technology, Capstone’s growing portfolio includes flexible Energy-as-a-Service (EaaS) offerings, such as build-own & transfer models, PPA’s, lease to own and rental solutions, are designed to provide maximum value and energy security.

Capstone’s fast, turnkey power rental solutions are designed for customers with limited capital budgets or short-term energy needs. For more information, please contact us at rentals@CGRNenergy.com.

In our pursuit of cutting-edge energy solutions, Capstone has forged strategic partnerships to expand our impact and capabilities. Through these collaborations, we proudly offer advanced technologies that leverage renewable gas and heat recovery solutions—further enhancing the sustainability, efficiency, and reliability of our clients' operations. These integrated offerings reflect our commitment to building a cleaner, more responsible energy future.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Notes

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company’s liquidity position and ability to access capital; the Company’s ability to continue as a going concern; the Company’s ability to successfully remediate the material weaknesses in internal control over financial reporting; the Company’s ability to realize the anticipated benefits of its financial restructuring; the Company’s ability to comply with the restrictions imposed by covenants contained in the exit financing and the new subsidiary limited liability company agreement; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policies; employee attrition and the Company’s ability to retain senior management and other key personnel; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the impact of litigation and regulatory proceedings; the potential material adverse effect on the price of the Company’s common stock and stockholder lawsuits. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Annual Report on Form 10-K. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com